EXHIBIT 99(a)


NEWS                                                                  [TXU LOGO]
RELEASE


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1601 Bryan Street
Dallas, Texas  75201-3411
                                               FOR IMMEDIATE RELEASE
                                               ---------------------


                   HIGH GAS PRICES LEAD TO TXU ENERGY REQUEST
                   TXU's Price to Beat Remains Lowest in Texas

DALLAS - JULY 23, 2003 - TXU Energy today filed a request with the Public Utility Commission of Texas to raise the company's electricity prices for North Texas customers, in order to reflect the higher market price of natural gas. The change would raise an average monthly residential electric bill of a customer using 1,000 kilowatt hours by 3.7 percent or $3.61 per month. The Commission has 45 days, or as soon as practical thereafter, to review the company's request.

"While we understand that any increase is difficult for our customers, we work hard to keep our prices competitive," said Carl Bracy, TXU Energy senior vice president. "When this change goes into effect, our Price to Beat will still remain the lowest in the state."

The Texas Electric Choice Act allows for changes in electricity prices when natural gas or purchased power prices increase or decrease beyond the threshold. This flexibility contributes to making Texas the most competitive electricity market in the United States. Natural gas is a key component in generating electricity and as gas prices rise, the price of electricity also increases. TXU Energy's request to the PUC reflects the higher market prices.

TXU Energy is a subsidiary of TXU (NYSE:TXU), a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $32 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than a hundred years, to provide reliable energy delivery to consumers and earnings and cash flow for stakeholders. In its primary market of Texas, TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves five million customers in North America and Australia, including 2.7 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include TXU's ability to negotiate satisfactory terms and obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.


                                     - END -


MEDIA:                                  INVESTOR RELATIONS:
Kimberly Morgan     Chris Schein        Tim Hogan        Laura Conn           Rose Blessing
214/812-7581        214/812-5338        214/812-4641     214/812-3127         214/812-2498
214/543-1251 cell   214/534-0087 cell   thogan@txu.com   laura.conn@txu.com   rblessing@txu.com